Exhibit 99.1

Contact:	Susannah R. Robinson Director, Investor Relations (617) 342-6129
CABOT ANNOUNCES FIRST QUARTER OPERATING RESULTS
BOSTON, MA (February 1, 2006) — Cabot Corporation (CBT/NYSE) today announced net income of $24 million ($0.35 per diluted common share) for the first quarter of fiscal year 2006 ended December 31, 2005, compared with $35 million ($0.51 per diluted common share) for the year ago quarter. The first fiscal quarter 2006 results included $1 million ($0.02 per diluted common share) of after tax charges from certain items and $2 million ($0.04 per diluted common share) of after tax benefit from the cumulative effect of an accounting change, compared with $4 million ($0.04 per diluted common share) of pre-tax charges and $4 million ($0.04 per diluted common share) of tax benefit for certain items and discontinued operations for the same quarter of fiscal year 2005. Further details concerning certain items and discontinued operations are included in Exhibit I of the press release.
     In commenting on the results, Kennett F. Burnes, Cabot’s Chairman and CEO, said, “As expected, our results for the quarter were negatively impacted by the continued rise in raw material costs in rubber blacks and performance products and by higher ore costs in the tantalum business. We continue to actively work to optimize our cost position to lessen the impact of raw material pressures. The Supermetals Business had a strong quarter of volume growth and we remain confident in the volume strength of all of our core businesses. We were pleased during the quarter with the strong performance of both inkjet colorants and Specialty Fluids and remain encouraged with the evolution of our new businesses.”
     The Carbon Black Business reported operating profits of $21 million compared with $30 million in the first quarter of fiscal 2005 and a loss of $4 million in the fourth quarter of fiscal 2005. When compared to the first quarter of fiscal 2005, rubber blacks reported flat profitability and performance products reported a decrease in operating profits of $9 million. An otherwise flat quarter on a volume basis was helped by the acquisition of Showa Cabot, which increased volumes in rubber blacks by 5%. Compared to the September quarter, rubber blacks reported an increase in operating profits of $21 million and performance products reported a $5 million increase in operating profitability. Seasonal volume softness and rising feedstock costs were only partially offset by higher prices. The inkjet colorants product line had a strong quarter with volume increases of 39% year over year and 10% compared to the fourth quarter of fiscal 2005.
     The Metal Oxides Business reported operating profits of $2 million compared with $6 million for the first quarter of fiscal 2005 and $1 million in the fourth quarter of fiscal 2005. When compared to the first quarter of fiscal 2005, the fumed metal oxides product line reported a $4 million decrease in profitability driven by lower volumes in traditional silicones and electronics markets, as well as higher costs due to a significant equipment failure at a supplier’s hydrogen gas facility co-located at our plant in Tuscola, Illinois. “This extended disruption in hydrogen supply is affecting both our production capacity and our costs. Nonetheless, we are currently meeting all customer needs,” said Burnes. Sequentially, the product line increased operating profits by $1 million.

     The Supermetals Business reported $11 million in operating profits compared to $16 million in the first quarter of fiscal year 2005 and $7 million in the fourth quarter of fiscal 2005. Strong increases in market volumes and lower costs, resulting from our efforts to reposition the cost structure of this business during fiscal 2005, benefited the business sequentially. These were more than offset by the continued transition from fixed price and fixed volume contracts to market based pricing and by higher ore costs for the year compared to the first quarter of fiscal 2005. “We are encouraged by stronger demand for our tantalum products.” Burnes commented, “While we remain in arbitration with the Sons of Gwalia regarding ore price, we continue to believe we will resolve this matter through a commercial settlement. As we said last quarter, the resolution of this matter will likely result in higher ore costs than last year. Our results reflect our current best estimate for ore costs for the full fiscal year. This estimate resulted in higher costs in the first quarter of fiscal 2006 due to our LIFO accounting methodology.”
     During the first quarter of fiscal year 2006, the Specialty Fluids Business reported operating profits of $4 million compared to $2 million in the first quarter of fiscal 2005 driven by strong rental revenues based on an increase in the volume of fluid being used. Sequentially, this business reported a decline in operating profits of $3 million due principally to a decrease in barrel rental days when compared to a particularly strong fourth quarter in fiscal 2005.
     With respect to the future, Burnes said, “On balance, we are seeing an improved outlook over the remainder of the year. Demand is either solid or improving in all of our businesses and relationships with key customers remain strong. While carbon black feedstock prices appear to have stabilized, high European natural gas prices will adversely affect our profitability going forward. We are making progress in reaching a negotiated settlement with the Sons of Gwalia and we remain confident with the market development efforts in our emerging businesses as they continue to demonstrate improved profitability and the achievement of important milestones.”
For those interested in more detailed information regarding Cabot’s first quarter fiscal year 2006 results, please see the Supplemental Business Information available on the Company’s website in the Investor Relations section: http:// investor.cabot-corp.com.
Included above are forward-looking statements relating to management’s expectations regarding demand for Cabot’s products, future business performance and overall prospects; tantalum ore costs in the Supermetals Business; growth in inkjet colorants and the Specialty Fluids Business; and carbon black feedstock and natural gas prices. The following are some of the factors that could cause Cabot’s actual results to differ materially from those expressed in the forward-looking statements: a continuing rise in feedstock costs and a higher than expected increase in natural gas prices; Cabot’s ability to generate cost savings and implement restructuring initiatives; lower than expected demand for our products; the outcome of our settlement negotiations with Sons of Gwalia; the Company’s ability to maintain and grow its position in the small office, home office printing market and to participate in the growth in emerging inkjet applications for black colorants and to develop and commercialize colored pigments (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products or difficulties in moving from the experimental stage to the manufacturing stage); the success of the Specialty Fluids Business in gaining wider acceptance by the energy industry of cesium formate as a drilling fluid and to penetrate new markets (including development of the required logistics to reach remote markets); and the timely completion and start-up of capacity expansion projects. Other factors and risks are discussed in the Company’s 2005 Annual Report on Form 10-K with the Securities and Exchange Commission.
     Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

First Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2005	2004

Net sales and other operating revenues	$587	$495
Cost of sales	481	378

Gross profit	$106	$117

Selling and administrative expenses	58	54
Research and technical expenses	13	15

Income from operations	$35	$48

Other income and expense
Interest and dividend income	2	2
Interest expense	(6)	(8)
Other income (expense)	(4)	3

Total other income and expense	(8)	(3)

Income from continuing operations before income taxes	27	45

Provision for income taxes	(4)	(9)
Equity in net income of affiliated companies, net of tax	3	2
Minority interest in net income, net of tax	(4)	(3)

Income from continuing operations	22	35

Cumulative effect of accounting change, net of tax	2	—

Net income	24	35
Dividends on preferred stock	(1)	(1)

Income available to common shares	$23	$34

Diluted earnings per share of common stock
Income from continuing operations	$0.31	$0.51
Cumulative effect of accounting change, net of tax	$0.04	$—

Net income	$0.35	$0.51

Weighted average common shares outstanding

Diluted	68	69

First Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2005	2004

SALES
Carbon Black Business	$419	$345
Rubber blacks	298	225
Performance products	109	110
Inkjet colorants	11	9
Superior MicroPowders	1	1
Metal Oxides Business	57	60
Fumed metal oxides	57	60
Aerogels	—	—
Supermetals Business	93	77
Specialty Fluids Business	10	7

Segment sales (A)	579	489
Unallocated and other (B)	8	6

Net sales and other operating revenues	$587	$495

SEGMENT PROFIT
Carbon Black Business	$21	$30
Metal Oxides Business	2	6
Supermetals Business	11	16
Specialty Fluids Business	4	2

Total Segment Profit (C)	38	54

Interest expense	(6)	(8)
General unallocated income (expense) (D)	(2)	1
Less: Equity in net income of affiliated companies, net of tax	(3)	(2)

Income from continuing operations before income taxes	27	45
Provision for income taxes	(4)	(9)
Equity in net income of affiliated companies, net of tax	3	2
Minority interest in net income, net of tax	(4)	(3)

Income from continuing operations	22	35
Cumulative effect of accounting change, net of tax (E)	2	—

Net income	24	35
Dividends on preferred stock	(1)	(1)

Income available to common shares	$23	$34

Diluted earnings per share of common stock
Income from continuing operations	$0.31	$0.51
Cumulative effect of accounting change, net of tax (E)	$0.04	$—

Net income	$0.35	$0.51

Weighted average common shares outstanding

Diluted	68	69

(A)	Segment sales for certain operating segments within the Carbon Black Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates, external shipping and handling fees and certain corporate items and eliminations that are not allocated to the operating segments.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies and excludes royalties paid by equity affiliates and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I.

(E)	Cumulative benefit of accounting change for implementation of FAS 123R, net of tax.

First Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	December 31,	September 30,
	2005	2005
In millions	(unaudited)

Current assets	$1,236	$1,248
Net property, plant and equipment	888	832
Other non-current assets	301	294

Total assets	$2,425	$2,374

Current liabilities	$462	$433
Non-current liabilities	855	842
Stockholders’ equity	1,108	1,099

Total liabilities and stockholders’ equity	$2,425	$2,374

Working capital	$774	$815

CABOT CORPORATION

	Fiscal 2005					Fiscal 2006
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Carbon Black Business	$345	$369	$387	$389	$1,490	$419				$419
Rubber blacks	225	235	251	265	976	298				298
Performance products	110	123	123	113	469	109				109
Inkjet colorants	9	9	11	10	39	11				11
Superior MicroPowders	1	2	2	1	6	1				1
Metal Oxides Business	60	58	57	56	231	57				57
Fumed metal oxides	60	58	57	56	231	57				57
Aerogels	—	—	—	—	—	—				—
Supermetals Business	77	86	93	90	346	93				93
Specialty Fluids Business	7	8	11	14	40	10				10

Segment Sales (A)	489	521	548	549	2,107	579				579
Unallocated and other (B)	6	6	(3)	9	18	8				8

Net sales and other operating revenues	$495	$527	$545	$558	$2,125	$587				$587

Segment Profit (Loss)
Carbon Black Business	$30	$41	$26	$(4)	$93	$21				$21
Metal Oxides Business	6	5	4	1	16	2				2
Supermetals Business	16	16	13	7	52	11				11
Specialty Fluids Business	2	4	5	7	18	4				4

Total segment profit (C)	54	66	48	11	179	38				38

Income (Loss) Available to Common Shares
Interest expense	(8)	(8)	(8)	(5)	(29)	(6)				(6)
General unallocated income (expense) (D)	1	(91)	(2)	(139)	(231)	(2)				(2)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(2)	(6)	(12)	(3)				(3)

Income (Loss) from Continuing Operations before income taxes	45	(35)	36	(139)	(93)	27				27
(Provision) benefit for income taxes	(9)	(13)	(9)	76	45	(4)				(4)
Equity in net income of affiliated companies, net of tax	2	2	2	6	12	3				3
Minority interest in net income, net of tax	(3)	(4)	(3)	(2)	(12)	(4)				(4)

Income (Loss) from Continuing Operations	35	(50)	26	(59)	(48)	22				22
Cumulative effect of accounting change, net of taxes (E)	—	—	—	—	—	2				2

Net income (loss)	35	(50)	26	(59)	(48)	24				24
Dividends on preferred stock	(1)	—	(1)	(1)	(3)	(1)				(1)

Income (loss) available to common shares	$34	$(50)	$25	$(60)	$(51)	$23				$23

Income (Loss) per common share
Income (loss) from Continuing Operations	$0.51	$(0.84)	$0.39	$(1.02)	$(0.84)	$0.31				$0.31
Cumulative Effects of Accounting Change, net of tax (E)	—	—	—	—	—	0.04				0.04

Net income (loss)	$0.51	$(0.84)	$0.39	$(1.02)	$(0.84)	$0.35				$0.35

Weighted average common shares outstanding
Diluted (F)	69	60	69	59	60	68				68

(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates, external shipping and handling fee and certain corporate items and eliminations that are not allocated to the operating segments

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies and excludes royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and certain items listed in Exhibit I. These amounts also include $90 million of goodwill impairment charges in the Supermetals Business recorded in the second quarter of 2005 and $121 million of long-lived asset impairment charges in the Supermetals Business recorded in the fourth quarter of 2005.

(E)	Amounts in Q1 2006 relate to the cumulative benefit of the accounting change for FAS 123R, net of tax.

(F)	The weighted average common shares outstanding for the quarter ending March 31, 2005 and the quarter and year ending September 30, 2005 reflects the exclusion of those shares that would be antidilutive due to the Company’s net loss position in these periods. The shares excluded totalled approximately 9 million shares for the quarter ending March 31, 2005 and approximately 9 million and 8 million shares, respectively, for the quarter and year ending September 30, 2005.

First Quarter Earnings Announcement, Fiscal 2006

CABOT CORPORATION CERTAIN ITEMS — Exhibit I

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2005	2005	2004	2004
	$	per share(A)	$	per share(A)

Certain items before income taxes
Restructuring initiatives	$(1)	$(0.01)	$(4)	$(0.04)
Cost reduction initiatives	(1)	(0.01)	—	—

Total certain items	(2)	(0.02)	(4)	(0.04)

Cumulative effect of accounting change (B)	4	0.04	—	—

Total certain items and cumulative effect of accounting change	2	0.02	(4)	(0.04)

Tax impact of certain items and cumulative effect of accounting change (B)	(1)	—	4	0.04

Total certain items and cumulative effect of accounting change, after tax	$1	$0.02	$—	$—

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2005	2004

Statement of Operations Line Item
Cost of sales	$—	$4
Selling and administrative expenses	2	—

Total certain items	$2	$4

(A)	Per share amounts are calculated after tax.

(B)	Cumulative benefit of accounting change from implementation of FAS 123R, net of tax.

(C)	Represents tax impact of certain items and cumulative effect of accounting change.